                                                                 EXHIBIT 10.55

                          MARKETING SERVICES AGREEMENT

* AN ASTERISK in this document indicates that the portion of the text so marked is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

         THIS MARKETING SERVICES AGREEMENT (the "Agreement") is made as of the 15th day of August, 1994, between New Enterprise Wholesale Telephone Services, Limited Partnership, a Delaware limited partnership ("NEWTS") and Consortium 2000, Inc., a California corporation ("Contractor").


                              W I T N E S S E T H:


         WHEREAS, NEWTS is engaged in the business of marketing certain telecommunications services and products provided by GE Capital Communication Services Corporation, a Georgia corporation ("GECCS") through its GE Exchange Program (the "Program") and desires to develop and increase its residential customer base through mass marketing promotional techniques;

         WHEREAS, Contractor is engaged in the business of developing and conducting mass marketing promotions for the acquisition of residential long distance subscribers through point of sale contest displays and has a national network of independent dealer/contractors to place and properly service point of sale displays through its Millennium Telecom program; and

         WHEREAS, NEWTS desires to engage Contractor to develop and conduct a mass marketing promotion for the acquisition of residential long distance subscribers through point of sale contest displays utilizing its Millennium Telecom program in connection with the Program, and Contractor is willing to undertake to perform such services for NEWTS in accordance with the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Services, Term and Termination

         a. During the term of this Agreement, Contractor agrees to develop and conduct a mass marketing promotion for the acquisition of residential long distance customers through point of sale contest displays and perform other associated services as may be agreed between the parties (the "Services") for NEWTS in accordance with the terms and conditions contained herein and in Exhibit A attached hereto.
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         b.      This Agreement shall commence on the date hereof and, unless sooner terminated as otherwise provided herein, shall continue for a period of one (1) year (the "Initial Term"). Following the expiration of the Initial Term, NEWTS shall have the option to renew this Agreement for additional successive terms of one (1) year each. NEWTS shall exercise such option by giving written notice thereof to Contractor at least sixty (60) days before the expiration of the then current term.

         c. NEWTS shall have the right to terminate this Agreement with or without cause at any time upon ninety (90) days' written notice to Contractor, except that notice is not required and this Agreement shall terminate immediately upon the occurrence of one of the following:

                 i. the institution of any proceeding, voluntary or involuntary, in bankruptcy, insolvency, dissolution or liquidation by or against Contractor, other than an involuntary proceeding which is dismissed within sixty (60) days of filing;

                 ii. any assignment of Contractor's assets for the benefit of creditors;

                 iii. placement of the assets of Contractor in the hands of a trustee or receiver, unless the receivership or trust is dissolved within sixty (60) days thereafter;

                 iv. any transfer of substantially all of Contractor's business or assets to a third party; or

                 v. a breach by Contractor of any material provision of this Agreement or failure by Contractor to comply with all applicable laws and regulations in connection with the performance of the Services, subject to Contractor's right to cure under Section 3.d.

         During such ninety (90) day period, NEWTS and Contractor will continue to fulfill their obligations hereunder, except that Contractor will not commence new promotions for GECCS service without NEWTS' express written authorization.

         d. Upon expiration or termination of this Agreement without cause, NEWTS' sole obligation shall be to pay commissions to Contractor on the sales made by Contractor prior to the date of expiration or termination in accordance with paragraph (c) of Exhibit B attached hereto; provided, however, that in the event of termination as a result of causes listed in subparagraphs
(i) through (v) of Section 1.c. above or for other material breach of this Agreement by Contractor (including, without limitation, Contractor's failure to comply with any of its duties and obligations under Section 2 below), NEWTS shall have the right to set-off against future commission payments the amount of any damages or losses incurred by NEWTS as a result of such breach; and provided further, however, that such future commissions shall be subject to NEWTS' right to receive repayment of Advances (as defined in Section 4(a) below) pursuant to Section 4(c) below. In the event that Contractor has not repaid any such Advances

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following the expiration of Contractor's right to receive commissions hereunder, NEWTS shall send Contractor an invoice for the amount of such unrepaid Advances, which Contractor shall pay to NEWTS within seven (7) days of the date of such invoice.

         e. Upon the termination of this Agreement, Contractor immediately shall deliver to NEWTS (or, with NEWTS' permission, destroy) all reports, memoranda and other materials provided to Contractor by NEWTS and all reports, memoranda and other materials developed or prepared by Contractor pursuant to the terms of this Agreement, including all LOAs and other documentation obtained pursuant to Section 4.e. hereof, and all copies thereof.

2.       Contractor's Duties and Obligations.

         a. Contractor shall diligently, in a professional manner and in good faith, perform the Services and other obligations hereunder. Notwithstanding the foregoing, Contractor shall perform the Services to NEWTS' reasonable satisfaction in accordance with GECCS' standards of ethics, professionalism and integrity with respect to customer service and quality assurance, as set forth in the guide to GE policies. Integrity: The Spirit & Letter of Our Commitment, which may be modified by GECCS from time to time and which NEWTS shall provide to Contractor from time to time.

         b. Contractor shall not, directly or indirectly, misrepresent in any manner the relationship between GECCS and its telecommunications carriers, and agrees to take appropriate disciplinary action with respect to any employee or agent of Contractor who does misrepresent such relationship.

         c. Contractor will designate a Contractor representative (currently Bruce Robin) to serve as a liaison between Contractor and NEWTS' liaison (currently Timothy Leddy), and to whom Contractor's personnel may address questions regarding the Services and the Program.

         d. Contractor will receive and screen Letters of Agency ("LOAs"), arrange for keypunching to electronic media and provide data processing services to screen LOAs for duals, duplicates, invalid NPA/NXX combinations, address errors and other readily discernible defects. Contractor will transmit completed data files to NEWTS each week and ship physical LOA documents, together with all accompanying order information required under Section 4(e) below to NEWTS weekly. Upon receipt of the data file, NEWTS will check the data file containing the orders for technical integrity and proper processing to arrive at the count for which the Advances will be paid. In addition, at such times during the term of this Agreement as NEWTS and Contractor mutually agree, Contractor shall provide NEWTS with written status reports containing information about sales status, process improvement, actions and plans, issues requiring resolution by NEWTS and any other information related to the status of Contractor's performance of the Services that NEWTS requests.

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         e.      Contractor shall provide NEWTS and its associates with
reasonable access to Contractor's management and employees and facilities during normal business hours so that NEWTS can conduct reviews of Contractor's operations for the purpose of monitoring Contractor's performance of the Services hereunder and identifying areas for enhancement and/or improvement.

         f. Contractor represents that it is familiar with and is currently in compliance with all laws and regulations applicable to its performance of the Services for NEWTS hereunder, and covenants that it will comply with all applicable laws and regulations, including without limitation laws and regulations governing sweepstakes, in the performance of the Services throughout the term of this Agreement. Contractor shall indemnify and hold NEWTS, GECCS, their respective officers, directors, agents, employees and their successors and assigns harmless from and against all liability, loss or damages (including attorneys' fees) arising from Contractor's failure to comply with all applicable laws and regulations in connection with its performance of the Services hereunder.

         g. Immediately following the execution of this Agreement by both parties, Contractor shall produce marketing materials and present them to NEWTS for approval. NEWTS will respond to a request for approval within ten (10) business days. Following receipt of NEWTS' approval, Contractor shall promptly distribute the NEWTS approved marketing materials in sufficient quantities to service its point of sale display pieces. Contractor will ensure that its personnel at all times use current promotional and instructional materials relating to the Program, and will not use and, in a timely manner, will dispose of such materials which are obsolete.

         h. Contractor hereby acknowledges that this Agreement and the terms and conditions contained herein are Confidential Information (as defined in Section 7(a) below) subject to the provisions contained in Section 7 below. Contractor hereby agrees that it will not disclose, directly or indirectly, any terms of this Agreement, including, without limitation, the financial terms contained herein, to any third party (including other NEWTS agents or representatives) without the prior written consent of NEWTS. Contractor further agrees that it shall take appropriate disciplinary action with respect to any of its employees or agents who makes a disclosure in violation of this
Section 2(i), which in no event shall be less than the disciplinary action that Contractor would take for any such disclosure of its own confidential and proprietary information.

         i. Contractor shall not disseminate, by any means or media, any materials (including, but not limited to, materials bearing the GE Exchange name, marks or logos) in connection with the rendition of the Services that have not been furnished or previously approved by NEWTS and GECCS. All uses by Contractor of the GE Exchange name, marks or logos, whether on tangible materials or in communications in connection with the rendition of the Services hereunder, must conform to the terms of this Agreement and, where applicable, to GE's

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Trademark & Graphic System Practices for Sales & Service Businesses, which may be modified by General Electric Company from time to time and which NEWTS or GECCS shall furnish to Contractor.

         j. Subject to Section 2(k) hereof, NEWTS will assume full responsibility for all billing costs, direct and indirect, for services provided to end users by reason of orders submitted by Contractor.

         k. Contractor commissions will be reduced to the extent that billing costs exceed $0.013 times the number of minutes of billed usage in any month. Contractor commissions will also be reduced to the extent of any end user charges that become more than 120 days past due during the period for which such commissions are paid, provided that Contractor will be reimbursed to the extent such sums are subsequently paid by the end user.

         l. Contractor will provide the Services described herein to NEWTS on a nonexclusive basis until and including September 30, 1994. Beginning October 1, 1994, Contractor will not provide residential services substantially similar to those described herein to any other telecommunications service provider, provided that (i) Contractor may continue to provide such services to such service provider(s) under agreements existing as of the date of this Agreement; (ii) Contractor may provide such services to any such service provider in any state in which GECCS ceases to provide telecommunication service; or (iii) Contractor may provide such services to one or more other such service provider(s) if, during any ninety (90) day period, the average provisioning time for orders (defined as the interval between Contractor's submission of a clean order for service for an ANI and the cutover of that ANI to GECCS) exceeds thirty (30) days.

         m. It is understood and agreed between the parties that GECCS may be obligated to file changes to certain of its federal and/or state tariffs, and such changes may be required to take effect, prior to offering residential service in the affected jurisdictions. In the event that GECCS has not obtained the effectiveness of such changes in one or more jurisdiction(s) within one hundred and eighty (180) days after the execution of this Agreement, Contractor will be released from its obligation of exclusivity in such jurisdiction(s), as described in Section 2.m hereof. NEWTS will provide Contractor with a list of the jurisdictions within which GECCS is authorized to provide residential service, and will update such list from time to time. Contractor will not at any time conduct any promotion within any jurisdiction in which GECCS is not then authorized to provide residential service, and Contractor will not submit to GECCS any order for service to a telephone number within such jurisdiction.

         n. Contractor shall be responsible for, and bear the cost of, duplication of all materials described in Section 3(b) hereof in quantities sufficient to enable it to perform the Services.


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3.        NEWTS' Duties and Obligations.

         a. NEWTS will provide the sales Program to Contractor for sale by Contractor through its point of sale display mass marketing promotion; provided, however, that NEWTS hereby reserves the right to change the pricing, offerings and terms and conditions of sale for the Program in accordance with law, provided that NEWTS will cause GECCS not to modify its Federal Communications Commission ("FCC") tariff for one (1) year from the date of this Agreement without Contractor's consent in a manner that prevents customers from being solicited by Contractor at the interstate rates set forth in Exhibit C hereto. At any time, Contractor may recommend a change in such rates to NEWTS or GECCS. NEWTS will provide intrastate service (subject to Section 2.a. hereof) and international service at its regular tariffed rates.

         b. During the term of this Agreement, NEWTS will provide Contractor with faxables, including, without limitation, letters of agency ("LOAs"), rates and special promotional materials, and current promotional and instructional materials relating to the Program. All faxables will be subject to GECCS approval. Upon such approval, Contractor will produce such faxables in print runs of up to one million (1,000,000). Contractor will notify GECCS at least thirty (30) days prior to each new print run, and GECCS will make any changes it desires to such faxables within fifteen (15) days of such notification. GECCS may also make changes to faxables at other times for substantial regulatory or legal reasons, and Contractor will arrange for the prompt production of such changed faxables. In such event, Contractor will destroy all faxables not conforming to such changes at the time such changes are made.

         c. NEWTS shall be responsible for order fulfillment with respect to properly completed orders submitted by Contractor.

         d. If NEWTS determines that Contractor has failed to perform any of its duties or obligations under this Agreement, NEWTS shall notify Contractor of such deficiency and provide Contractor with the opportunity to cure such deficiency within thirty (30) days before terminating this Agreement for cause under this Section 1(c) above.

         e. NEWTS will provide Contractor with all revenue and provisioning status reports within a reasonable time after receiving them from the underlying carrier.

         f. NEWTS represents that is familiar with and is currently in compliance with all laws and regulations applicable to its performance of its obligations hereunder, and covenants that it will comply with all applicable laws and regulations in the performance of its obligations throughout the term of this Agreement. NEWTS shall indemnify and hold Contractor, its officers, directors, agents. employees and their successors and assigns harmless from and against all liability, loss or damages (including attorneys' fees) arising from




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NEWTS' failure to comply with all applicable laws and regulations in connection with its performance of its obligations hereunder.

         g. NEWTS hereby acknowledges that this Agreement and the terms and conditions contained herein are Confidential Information (as defined in Section 7(a) below) subject to the provisions contained in Section 7 below. NEWTS hereby agrees that it will not disclose, directly or indirectly, any terms of this Agreement, including, without limitation, the financial terms contained herein, to any third party without the prior written consent of Contractor. NEWTS further agrees that it shall take appropriate disciplinary action with respect to any of its employees or agents who makes a disclosure in violation of this Section 2(I), which in no event shall be less than the disciplinary action that NEWTS would take for any such disclosure of its own confidential and proprietary information.

4.       Payments and Commissions

         a. During the term of this Agreement, NEWTS shall pay Contractor an advance (an "Advance") against commissions earned under Section 4(c) on each sale satisfying the criteria set forth in Section 4(e) below. Each such Advance shall equal the amount set forth in paragraph (a) of Exhibit B; provided, however, that any Advance payable hereunder shall be subject to Contractor's satisfaction of mutually agreed upon performance-based criteria. Each Advance shall bear interest at a rate of two percent (2%) over the prime rate published daily in The Wall Street Journal from the date the Advance is paid by NEWTS until the amount of the Advance plus interest thereon has been repaid by Contractor. NEWTS hereby reserves the right to adjust the Advance amount set forth in paragraph (a) of Exhibit B upon thirty (30) days' written notice to Contractor (i) in the event of customer attrition that is determined by NEWTS to be excessive in comparison with typical residential service attrition in the industry; provided that NEWTS will provide reasonable substantiation for such determination upon request, or (ii) for other reasons related to Contractor's performance of this Agreement that would have a material adverse impact on the financial position of NEWTS, provided that NEWTS provides evidence of such adverse impact to Contractor, or (iii) in the event that fifteen percent (15 %) or more of the orders submitted to NEWTS hereunder in any month are incomplete, or (iv) for other substantial reasons.

         b. Contractor shall send to NEWTS a statement of the sales made each week, in a form reasonably acceptable to NEWTS. NEWTS shall pay Advances on each such statement in accordance with Section 4(a) above for all sales satisfying the criteria specified in Section 4(e) below by wire transfer to Contractor's designated bank account by 2:00 p.m. on the fifth (5th) business day after the date on which NEWTS receives such statement.

         C. For each sale to a customer for which NEWTS paid Contractor an Advance under Section 4(a) above, Contractor shall earn a commission (the "Actual Commission") each month that such Customer continues to be a customer of the Program. Each such Actual Commission






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shall equal the rate set forth in paragraph (b) of Exhibit B multiplied by the actual monthly long distance charges billed to such customer and collected during such month (for purposes of this Agreement "long distance charges" shall mean the net charge to the customer for interstate, intrastate and international calls only). NEWTS hereby reserves the right to adjust the Actual Commission rate prospectively upon thirty (30) days' written notice to Contractor (i) for reasons related to Contractor's performance of this Agreement that would have a material adverse impact on the financial position of NEWTS, provided that NEWTS provides evidence of such adverse impact to Contractor, or (ii) for other substantial reasons.

         d. The aggregate amount of all Actual Commissions earned by Contractor in any week under Section 4(c) above shall be paid on a monthly basis thirty (30) days after GECCS, or NEWTS on GECC's behalf, receives payment of customers' bills for long distance charges; provided, however, that NEWTS shall deduct from each such monthly payment, from and after the third (3rd) complete month of this Agreement, as a repayment of Advances plus interest thereon an amount equal to the lesser of (i) the aggregate amount of all Advances made to such date and not theretofore repaid, or (ii) the aggregate amount of the Actual Commissions earned during such month.

         e. For purposes of this Section 4, and notwithstanding anything contained herein to the contrary, Contractor shall be entitled to receive Advances under Section 4(a) and Actual Commissions only on sales for which it has obtained the following information, properly completed: enrollment form
(LOA), order form and, if applicable, the following (which Contractor shall obtain from each customer within forty-eight (48) hours after receipt of such customer's LOA): RESPORG form, coordinated order form, term contract, federal excise tax exemption form, state tax exemption form and such other forms as may be required by the FCC, the long distance carrier and federal or state law. Contractor will submit such orders to NEWTS in such electronic or other form as the parties mutually agree. NEWTS may, in its discretion, adjust the foregoing order provisioning requirements to facilitate new technology and procedures, including a distributed order entry process and third party verification, and shall provide Contractor with advance written notice of any such adjustments. In the event NEWTS implements a distributed order entry process which requires Contractor to perform additional administrative duties with respect to orders received from customers, NEWTS shall pay Contractor an additional two dollars and fifty cents ($2.50) for each sale for which Contractor receives an Advance processed by Contractor during the initial eight month period commencing on the date NEWTS implements such process with Contractor. Each LOA received by Contractor hereunder for each new customer shall be recorded as a sale. LOAs and associated order information that are rejected by NEWTS for lack of creditworthiness before being provisioned by the long distance carrier will not be credited for sale or commission. In the event that NEWTS rejects any LOA and associated order information as incomplete, Contractor shall correct such order within seventy-two (72) hours of its receipt of notice thereof from NEWTS and such order will not be credited for sale or commission until properly completed. Further, Contractor shall correct any errors or omissions identified by




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
the applicable local exchange carrier within seventy-two (72) hours of Contractor's receipt of notice thereof.

         f. At any time during the term of this Agreement, Contractor may, upon thirty (30) days' written notice to NEWTS, elect to cease receiving Advances under Section 4(a) hereof. Contractor's compensation for orders submitted following the expiration of the thirty (30) day notice period will be limited to Actual Commissions as set forth in Section 4(c) above, subject to the deduction described in Section 4(d) until all outstanding Advances have been repaid.

         g. The fees and other amounts described in Sections 4(a), 4(c) and 4(e) above shall be the sole and exclusive payment to Contractor for its Services hereunder, and Contractor shall not be entitled to any separate or additional payment or reimbursement for any expenses incurred in connection with performing the Services, nor shall Contractor be entitled to any payment or reimbursement whatsoever in the event NEWTS terminates Contractor's services for any reason, except as provided in Section 1.d. hereof.

         h. Contractor shall maintain complete and accurate records, in a form acceptable to NEWTS, of Contractor's activities relating to the performance of the Services and other obligations hereunder and of all data necessary to calculate the Advances and Actual Commissions due under this
Section 4. Such records shall include, but shall not be limited to, sales order forms and LOAs for all sales under the Program. Contractor shall retain such records during the term of this Agreement, and turn them over to NEWTS pursuant to section 1.e. upon termination or expiration. Upon request by NEWTS, Contractor will produce one or more signed LOA(s) and/or other applicable documentation as described in Section 4(e) above, (in electronic or physical form) within two (2) business days of such request.

5.       Personnel

         a. Contractor shall be solely responsible for hiring or subcontracting all personnel necessary to perform the Services hereunder.
Such personnel shall be deemed to be the responsibility of Contractor only, and shall not for any purposes be considered employees or agents of NEWTS or GECCS. Contractor assumes full responsibility for the actions of such personnel while performing the Services hereunder, and shall be solely and exclusively responsible for their supervision, daily direction and control, payment of salary (including withholding of income taxes and social security), workers' compensation, disability benefits and other benefits to the extent that such supervision, direction, control and payments are required by law. Contractor's supervisors and management shall resolve all performance and personnel matters of such personnel.

         b. Contractor shall make reasonable inquiries of its employees, agents and subcontractors regarding any past employment with NEWTS, GECCS or any associated GE






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
entity, and shall notify NEWTS of any such former NEWTS, GECCS or associated GE entity employee prior to assigning such employee. agent or subcontractor to perform Services under this Agreement. In its discretion, NEWTS may request that Contractor not make any such assignment.

         c. Without limiting the generality of Section 5(a) above, Contractor agrees to take appropriate preventative steps to ensure that its personnel shall not engage in inappropriate conduct while performing the Services.

         d. Notwithstanding the provisions of Section 5(a) above, NEWTS may, in its sole discretion, request Contractor to reassign any employee or agent of Contractor performing Services under this Agreement and Contractor shall implement such request to the extent permissible under applicable local laws. Any such request by NEWTS shall be in writing and accompanied by a statement of reasons for such request for reassignment.

         e. Contractor promptly shall notify NEWTS of any impending work stoppage, strike or other similar personnel-related interference with Contractor's performance of the Services hereunder. In the event of such a work stoppage, NEWTS may, at its sole discretion and without incurring any liability to Contractor, acquire Services from third parties for the duration of the interference.

         f. NEWTS may, in its sole discretion, require written documentation of completion of specific training for Contractor's personnel to ensure that GECCS' standards of professionalism, integrity and ethics are maintained in accordance with Section 2(a) above.

6.       Ownership of Information and Materials

         a. All information and materials provided by NEWTS or GECCS to Contractor pursuant to the terms of the Agreement shall remain the sole and exclusive property of NEWTS or GECCS, as the case may be.

         b. All reports, memoranda or other materials in written or tangible form, including machine readable form, prepared by Contractor or its employees or agents pursuant to this Agreement and furnished to NEWTS by Contractor hereunder, including, without limitation, LOAs and sales records of interfaces with NEWTS customers, shall become the sole and exclusive property of NEWTS. NEWTS shall have the right, in its discretion, to seek and obtain in its own name copyrights, registrations and other protection which may be available with respect to such materials, and Contractor shall provide such assistance as may be required to obtain such protection.





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7        Confidentiality

         a. Contractor and NEWTS acknowledge that, in connection with the performance of their respective obligations hereunder, each of them will receive and have access to certain confidential and proprietary information of one another and GECCS (the "Confidential Information"). Accordingly, during the term of this Agreement and for a period of two (2) years after the expiration or termination of this Agreement, Contractor and NEWTS shall each take the same measures to maintain the Confidential Information of each other and GECCS in strict confidence and secrecy as each party takes with respect to its own confidential and proprietary information, and shall not disclose the Confidential Information, or any portion thereof, to any third party without the prior written consent of the other party (and, in the case of GECCS Confidential Information, the written consent of GECCS).

         b. Contractor and NEWTS shall disclose Confidential Information only to their personnel who have a need to know such information in connection with the performance of their respective obligations hereunder and who have obligated themselves by written agreement in a form satisfactory to the other party to hold the Confidential Information in trust and confidence and otherwise comply with the terms of this Section 7. Neither party shall make any use of the Confidential Information of the other party or GECCS except in the performance of its obligations to such party hereunder.

         c. The provisions of Section 7(a) shall not apply or shall cease to apply to Confidential Information which:

                   i. is lawfully known to the receiving party prior to its disclosure by the disclosing party;

                  ii. is or becomes generally available to the public through no fault of the receiving party or its employees or agents and without breach of this Agreement;

                 iii. is received by the receiving party from a third party who is rightfully in possession of such information without the obligation to maintain its confidentiality;

                  iv. is independently developed by an employee or agent of the receiving party who did not have direct or indirect access to the information; or

                   v. is required to be released by judicial order or government law.




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
8.       Relationship of the Parties

         a. Contractor's relationship to NEWTS shall be that of an independent contractor only; nothing in this Agreement shall be construed to create the relationship of employment, agency, partnership, joint venture or otherwise.

         b. Nothing in this Agreement shall be construed to constitute Contractor and NEWTS as joint employers or NEWTS as a special employer of any employee or agent of Contractor.

9.       Indemnification

         a. Contractor shall indemnify and hold NEWTS and GECCS, their successors and assigns harmless from and against all liability, loss, damages or injury and reasonable costs and expenses (including reasonable attorneys' fees and costs of any suit related thereto), suffered or incurred by NEWTS or GECCS, or either of their successors or assigns, arising out of any error, omission, misconduct or actual negligence of Contractor, its agents, subcontractors or employees, including without limitation all costs of defending against, and fines, forfeitures, or damage claims paid by NEWTS or GECCS as a result of, claims that a customer has been switched to GECCS service without proper authorization.

         b. NEWTS shall indemnify and hold Contractor, its successors and assigns harmless from and against all liability, loss, damages or injury and reasonable costs and expenses (including reasonable attorneys' fees and costs of any suit related thereto), suffered or incurred by Contractor, its successors or assigns, arising out of any error, omission, misconduct or actual negligence of NEWTS, its agents, subcontractors or employees; provided that in no event shall NEWTS be liable to Contractor for any act or omission of an underlying common carrier or any other circumstance beyond NEWTS' control.

         c. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS, ARISING FORM THE RELATIONSHIP OR THE CONDUCT OF BUSINESS CONTEMPLATED HEREIN.




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
10.      Dispute Resolution

         a. The parties recognize that during the term of this Agreement, various conflicts or disputes (a "Dispute") may arise between the parties relating to the terms and conditions of this Agreement or from an alleged tort. In the event that such a Dispute arises, the parties, through their appropriate personnel, shall attempt amicably to resolve the Dispute in an expeditious manner, utilizing the escalation procedure described in Section 10(b) below or any other method of alternate dispute resolution mutually agreeable to the parties.

         b. In the event the parties' personnel shall be unable to resolve any Dispute within thirty (30) days, then the Officer of each party identified below shall designate a representative for such party (collectively, the "Representatives"), who promptly shall be notified of the Dispute by their respective personnel. The Representatives shall then attempt to resolve the Dispute. If the Representatives are unable to resolve the Dispute within fifteen (15) days, either party may (but is not required to) refer the Dispute to its respective Officer hereinafter identified: Contractor's President - Jerry Dackerman and NEWTS' President - Patrick A. Bello, who shall have fifteen
(15) days from the date of the referral in which to attempt to resolve the Dispute.

         C. In the event any Dispute shall not be resolved between the parties by use of the procedures and within the timetable described in Section 10(b) above, the Dispute shall be resolved through binding arbitration in accordance with Sections 10(d) and (e) below.

         d. Any arbitration of a Dispute shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration shall be conducted in the City of Atlanta, Georgia. The arbitrator shall give effect to statutes of limitations in determining any Dispute. Any Dispute concerning whether an issue is arbitrable shall be determined by the arbitrator. The decision of the arbitrator shall be final and binding upon the parties. Judgment upon the arbitration award may be entered in any court having jurisdiction. In rendering any decision or making findings of fact the arbitrator shall apply the express intentions of the parties set forth in this Agreement and the laws of the State of Georgia, including, without limitation, any applicable statutes, regulations and binding judicial decisions, as such would be applied by the courts of the State of Georgia and the United States District Court for the Northern District of Georgia.

         e. In connection with any arbitration having an amount in controversy of less than $1,000,000.00, such arbitration shall be conducted by a single arbitrator, chosen by the AAA. The AAA shall be guided by any applicable rules with respect to the choosing of an arbitrator for arbitration conducted pursuant to the Commercial Arbitration Rules of the AAA, and, in addition thereto, (i) the AAA shall attempt to appoint an arbitrator having a technical background, where available, consistent with the technical issues and procedures which are the subject matter of this Agreement, and (ii) the AAA shall prefer an arbitrator who is an attorney in good standing and licensed to practice law in the State of Georgia. In connection with any arbitration where the amount in controversy is equal to or exceeds $1,000,000.00, the arbitration shall be conducted by a panel of three (3) or more arbitrators chosen by the AAA. giving preference to those factors identified in subsections (i) and (ii) in the foregoing sentence.

         f. Both parties hereby agree to waive their right to a trial by jury in any Dispute arising out of this Agreement.

11.      Compliance with Laws

         Each party shall, at its own expense, comply with all federal, state and local laws and regulations relating to its duties, obligations and performance under this Agreement and shall procure all licenses and pay all fees and other charges required thereby.

12.      Miscellaneous

         a. This Agreement constitutes the entire agreement among of the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provisions hereof may be changed, waived, discharged, or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

         b. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. A waiver under this Section 12(b) must be in writing signed by the party to whom compliance is owed, as specified in Section 12(a) above. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

         c. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to herein or otherwise available at law or in equity.

         d. In the event that any provision of this Agreement or any word, phrase, clause, sentence or other portion thereof should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws.

         e. This Agreement shall be binding on the parties hereto and their respective successors and assigns, except that neither party shall assign its rights or delegate or subcontract its duties or obligations under this Agreement without the other party's prior written consent.

         f. This Agreement shall be governed by, construed under and interpreted in accordance with the laws of the State of Georgia.

         g. All notices, requests, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by pre-paid, first class, certified or registered mail, return receipt requested, or by facsimile transmission, to the intended recipient thereof at its address or facsimile number set out below. Any such notice, demand or communication shall be deemed to have been duly given immediately (if given or made by confirmed facsimile), or five (5) days after mailing, and in proving same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted, or that receipt of a facsimile was confirmed by the recipient. The addresses and facsimile numbers of the parties for purposes of this Agreement are:


         NEWTS:           484 Norristown Road
                          Blue Bell, PA 19422
                          Facsimile: (610) 940-1160

         With a Copy To:  Patrick J. Whittle
                          GE Exchange
                          6540 Powers Ferry Road
                          Atlanta, GA 30339
                          Facsimile: (404) 644-7752

         Contractor:      Consortium 2000
                          6167 Bristol Parkway
                          Suite 300
                          Culver City, CA 90230
                          Facsimile: (310) 645-5546


Any party may change the address or facsimile number to which notices, requests, demands or other communications to such party shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein.

         h. Nothing in this Agreement grants either party any rights to use any trademarks, service marks or trade names of the other party, directly or indirectly, in connection with any product, service, promotion or publication without prior written approval of such other party.

         i. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized the day and year first written above.



                          NEW ENTERPRISE WHOLESALE TELEPHONE
                          SERVICES, LIMITED PARTNERSHIP
                          By:      GE Capital Communication Services
                                   Wholesale Corporation
                                   Its sole general partner


                          By:
                             ------------------------------

                          Title:
                                ---------------------------


                          CONSORTIUM 2000, INC.

                          By:
                             ------------------------------
                          Title:
                                ---------------------------

                                   EXHIBIT A

                     STANDARDS FOR PERFORMING THE SERVICES


1.       Contractor shall ensure that its employees and agents:

         (a) promote and sell GECCS' telecommunications services and products in conformity with NEWTS' and GECCS' policies, practices and procedures;

         (b) maintain an extremely professional approach at all times when communicating with prospects or customers;

         (c) verify, maintain, and expand (through data entry) the existing data base of customers or prospects based on contact with each customer or prospect; and

         (d) maintain the data base for the production of weekly and monthly sales reports, as well as for various follow-up cover letters.

2. Contractor shall ensure ongoing communication and documentation of all the results of Contractor's efforts to ensure proper control, direction and measurement.

3. Contractor shall develop and implement training and quality assurance programs for all employees and agents to ensure that they adhere to the terms and conditions of the Agreement and to NEWTS' and GECCS' standards of ethics, professionalism and integrity with respect to customer service and quality assurance.

                                   EXHIBIT B

                                  COMMISSIONS

         Subject to the conditions set forth in the Agreement, NEWTS will pay Advances and Actual Commissions to Contractor as follows:

         (a) Advances. The Advance payable under Section 4(a) of the Agreement for each qualifying sale shall equal _____*________

         (b)    Actual Commissions.    Actual Commissions under Section 4(c) of
the Agreement shall be calculated at a rate of ______*_________

         (c) Commissions Upon Expiration or Termination. In the event of expiration or termination of the Agreement, NEWTS will continue to pay Actual Commissions to Contractor under Section 4(c) of the Agreement so long as customers generated by Contractor continue to generate long distance charges under the Program for which NEWTS receives payment in excess of ___*_______ per month.

                                   EXHIBIT C

                                  RETAIL RATES

              INITIAL INTERSTATE RETAIL RATE TO C-2000'S END-USER
                            (OR SUBSCRIBER/CUSTOMER)



================================================================================
                             DAY                EVENING             NIGHT
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                    0-55      *                   *                   *
--------------------------------------------------------------------------------
                  56-292      *                   *                   *
--------------------------------------------------------------------------------
                 293-430      *                   *                   *
--------------------------------------------------------------------------------
                 431-925      *                   *                   *
--------------------------------------------------------------------------------
                926-1910      *                   *                   *
--------------------------------------------------------------------------------
               1911-3000      *                   *                   *
--------------------------------------------------------------------------------
               3001-4250      *                   *                   *
--------------------------------------------------------------------------------
               4251-5750      *                   *                   *
================================================================================


All calls will be billed in full one-minute increments to the end-users.





                                     C-1